UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 30, 2010
US Oncology Holdings, Inc.
US Oncology, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-126922	90-0222104
Delaware	0-26190	84-1213501
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

10101 Woodloch Forest Drive, The Woodlands, Texas	77380
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (281) 863-1000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.
As previously disclosed, on November 1, 2010, US Oncology Holdings, Inc. (“Holdings”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among McKesson Corporation (“McKesson”), Utah Acquisition Corporation, a wholly owned subsidiary of McKesson (“Merger Sub”), Holdings and Utah Stockholders’ Agent, LLC, as Stockholders’ Agent. In accordance with the terms of the Merger Agreement, on December 30, 2010, Merger Sub merged with and into Holdings (the “Merger”) with Holdings continuing as the surviving corporation.
On December 30, 2010, in connection with the consummation of the Merger, Holdings and its wholly owned subsidiary, US Oncology, Inc. (the “Company”), terminated its credit agreement, dated as of August 26, 2009, among Holdings, the Company, Deutsche Bank Securities, Inc., J.P. Morgan Securities Inc., Morgan Stanley Senior Funding, Inc., and Wells Fargo Securities, LLC, as the Lenders, Deutsche Bank Trust Company Americas, as the Administrative Agent and Collateral Agent, Morgan Stanley Senior Funding, Inc. and Wells Fargo Bank, N.A., as the Syndication Agents, and JPMorgan Chase Bank, N.A. as the Documentation Agent (the “Credit Agreement”). The related guarantee and collateral agreements under which Holdings, the Company and certain subsidiaries pledged substantially all of the tangible and intangible assets and properties of Holdings, the Company and such subsidiaries in favor of the Collateral Agent in order to guarantee payments under the Credit Agreement, were also terminated.
The material terms and conditions of the Credit Agreement were previously described in a Current Report on Form 8-K filed by Holdings and the Company with the Securities and Exchange Commission on August 28, 2009, and are incorporated herein by reference. As a condition to, and concurrently with, the consummation of the Merger, McKesson repaid all amounts outstanding under the Credit Agreement. Neither Holdings nor the Company incurred any prepayment or early termination penalties in connection with termination of these agreements.
Item 5.01 Changes in Control of the Registrant.
On December 30, 2010, pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Holdings with Holdings continuing as the surviving corporation. Prior to the Merger, a majority of the common stock of Holdings was held by Welsh, Carson, Anderson & Stowe IX, L.P. and its affiliates.
As a result of the Merger, Holdings became a direct wholly owned subsidiary of McKesson. In addition, shares of Holdings common stock issued and outstanding immediately prior to the Merger, other than shares held by (i) any stockholder who properly exercised appraisal rights in accordance with the Delaware General Corporation Law, (ii) Holdings as treasury stock, and (iii) Holdings, McKesson or any direct or indirect wholly owned subsidiary of Holdings or McKesson, were cancelled and automatically converted into the right to receive an aggregate amount of approximately $415 million in cash, without interest and less any applicable withholding taxes, subject to certain escrow obligations or adjustments.
The total transaction, including the assumption or repayment of the outstanding debt of Holdings and its subsidiaries, was valued at approximately $2.2 billion. The cash merger consideration paid by McKesson was approximately $415 million, and immediately prior to the Merger, Holdings called all of its outstanding Senior Unsecured Floating Rate Toggle Notes due 2012 (the “Floating Rate Notes”) for redemption, and the Company called all of its outstanding 9.125% Senior Secured Notes due 2017 (the “9.125% Notes”) and 10.75% Senior Subordinated Notes due 2014 (the “10.75% Notes,” and together with the Floating Rate Notes and the 9.125% Notes, the “Notes”) for redemption, which is expected to occur on January 31, 2011 for the Floating Rate Notes, February 16, 2011 for the 9.125% Notes and February 17, 2011 for the 10.75% Notes. The aggregate redemption payment for the Notes is estimated to be approximately $1.79 billion, including the principal amounts, accrued and unpaid interest and associated redemption premiums. However, the exact amount of the redemption premium to be paid with respect to the 9.125% Notes will not be known until shortly before the redemption date for such Notes. The redemption of Notes by Holdings and the Company will be funded by McKesson from cash and, if necessary, borrowings by McKesson under its one-year unsecured senior bridge term loan agreement.
Upon consummation of the Merger, all officers and members of the Board of Directors of Holdings and the Company voluntarily resigned, and were replaced by the officers and directors designated by McKesson.
Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.
On December 30, 2010, as a result of the Merger, McKesson’s Code of Ethics, which can be found on McKesson’s web site, www.mckesson.com, under the Investors — Corporate Governance tab, became applicable to Holdings and the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 30, 2010

US Oncology Holdings, Inc. and US Oncology, Inc.
By:	/s/ Willie C. Bogan
Willie C. Bogan
Vice President and Secretary